Issuer Free Writing Prospectus dated August 3, 2015

Filed Pursuant to Rule 433

Registration No. 333-205537

(Relating to the Preliminary Prospectus Supplement dated August 3, 2015 and the Prospectus dated July 7, 2015)

Investor Presentation

Certain statements contained in this presentation may be deemed to be “forward-looking statements” under the federal securities laws, and RRTS intends that such forward-looking statements be subject to the safe-harbor created thereby. These forward-looking statements include but are not limited to statements regarding RRTS’ growth strategy, strategic plan, long-term goals and objectives, business models, business segments, acquisition strategy, acquired companies, acquisition pipeline, earnings, revenue, operating income and margin growth, avenues for enhancing earnings growth, operating initiatives, business expansion, cross-selling opportunities, service offerings, market opportunity, penetration of customers, industry, sales force, ability to capitalize on capacity constraints, margin expansion, management team, accelerated growth of acquired businesses, run-rate revenue of acquired business, and financial performance. These forward-looking statements are based on RRTS’ current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject torisks, uncertainties, assumptions and other important factors, many of which are outsideof RRTS’ control, that could cause actual results to differ materially from those reflected by such forward-looking statements. You are cautioned not to place undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. All forward-looking statements are based on information available as of the date of this presentation and RRTS or the presenter of this information assumes no obligation to and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. See “Risk Factors” in RRTS’ prospectus supplement and RRTS’ other filings with the Securities and Exchange Commission for factors you should consider before buying shares of RRTS’ common stock. This presentation includes certain non-GAAP financial measures as defined by SEC rules. As required by Regulation G, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available in the Appendix.

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Leading full-service, asset-light Deep leadership transportation and

Unparalleled team with the logistics provider acquisition ability to effectively strategy with a manage substantial robust pipeline growth

Efficient business Strong organic model generates growth with strong FCF multiple avenues and high ROIC for expansion Comprehensive Broad geographic service offering footprint supported with a scalable, by dedicated variable cost capacity network structure

Since 2010 RRTS has Grown EBITDA at a CAGR of 34%

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From 2006 to 2014, CAGR in Revenue of 21% and EBITDA of 30%

Organic Strategies

Extend market share gains through cost-efficient / high-service models

— Pro forma organic growth rate of 11.5% in 2014

Cross-sell full suite of services to increase customer penetration and enhance profitability Strategic operational and selling initiatives to drive continuous improvements in operating ratio, maximize returns, and enhance customer value proposition Utilize robust IT systems and highly capable personnel to optimize capacity networks and provide industry-leading data management for customers

Acquisition Strategies

Established reputation as a preferred buyer in a large, fragmented market results in a robust pipeline of opportunities Continue to seek and acquire well-run, profitable companies with strong cultural fit that:

— Enhance or expand RRTS’ service offerings, solutions and geographic reach

— Provide synergistic benefit through partnership with RRTS

4

RRTS’ Comprehensive Service Offering is Unique

LTL / LCL

Ultimate International Origin / Destination

International Ocean and Air

U.S. Customs and Port Consolidation/ Deconsolidation

FTL / FCL

LTL

Dray

Expedited

TL, Consolidation

& Warehousing

Ultimate Domestic Origin / Destination or Outbound Location

20 Customs Brokers

400 International State-of-the-Art Data Complete Domestic Transportation Capabilities Over 35,000 and Ability to Service Agents Management Capabilities with Dedicated Network of 4,400 Drivers, 240 Domestic Over 30 U.S. Import / Worldwide and Systems Locations, and Over 9,000 Third Party Providers Customers Export Locations

Note: LTL = less-than-truckload; LCL = less-than-container load; FTL = full truckload; FCL = full container load.

5

RRTS’ Differentiated Model Uniquely Positions Carrier Capabilities with Asset-Light Characteristics for High-Quality, Low-Cost Solutions for Customers

Carrier vs. Broker

RRTS is the carrier, capacity, and service provider for its transportation services Independent Contractors (ICs) are dedicated to RRTS Dedicated IC model is differentiated from brokers, who procure freight services on a purely transactional basis RRTS’ control of capacity drives margin expansion as industry capacity tightens

RRTS Effectively Controls Capacity with Limited Capital Commitment

Asset-Light vs. Asset-Based

RRTS operates a flexible, asset-light model allowing for a highly scalable cost structure Domestic capacity provided primarily through dedicated ICs and purchased power providers to ensure a balanced network RRTS continues to expand capacity via best-in-class recruiting and retention Enables rapid growth with low capital requirements

6

RRTS’ Capacity-Based, Asset-Light Business Models and Full Service Capabilities Provide Significant Revenue Growth with High Incremental Margins

LTL TL Logistics TMS

Non-asset, point-to-point LTL model Fewer handlings Efficient transit times Limited investment in equipment and real estate Low-cost / high-service market position yields competitive advantage Unique model allows for expansion without traditional inefficiencies High incremental margins yield strong return on continued LTL market share gains (1)

Truckload Services

Asset-light, capacity-driven network provides customers with flexible, cost efficient solutions

Reefer, dry and flatbed services

Air and Ground Expedite

Spot bid technology uniquely supported by owned/controlled air and ground assets

Intermodal Solutions

Capacity-driven dry and refrigerated services

Drayage and other short-run offerings

Freight Consolidation and Inventory Management

High-service consolidation and inventory management focused primarily on food products

Over 2.1 million sq. ft. of warehouse space nationally

Comprehensive global supply chain solutions Full TMS and container management capabilities Industry-leading IT and data management Flexible, customizable solutions allow customers to manage freight spend based on their individual needs Capabilities range from à la carte to complete management of transportation Integration with broader RRTS network provides affordable access to capacity for all of TMS and allows for optimization of RRTS capacity

Notes: LTL = less-than-truckload; TL = truckload; and TMS = transportation management solutions.

(1) Domestic LTL market is estimated to be $61.6 billion per the American Trucking Associations’ 2015 U.S. Freight Transportation Forecast.

LTL TL Logistics TMS

Revenue (1)

TMS 17%

LTL 27%

TL Logistics 56%

EBITDA (1)

TMS 20%

LTL 21%

TL Logistics 59%

Notes: LTL = less-than-truckload; TL = truckload; and TMS = transportation management solutions. All segment data reflects the exclusion of corporate expenses. (1) Based on Q2 2015 revenue of $518 million and EBITDA of $38.7 million.

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Investment in a Sales Force Equipped to Cross-Sell RRTS’ Capabilities Allows RRTS to Provide Each Customer Access to the Full RRTS Service Platform

Over 50 TMS / Global

sales personnel

Over 35,000 customers and growing

Sales efforts are supported by the Integrated Solutions sales team; designed to drive cross-selling of complete solutions across the enterprise capitalizing on individual cross-selling opportunities

Penetration of Customers Utilizing Multiple Service Offerings Has Grown to 54% (1) and Acceleration Continues

(1) Total revenue of customers using multiple services as a percent of total company revenue as of June 30, 2015.

RRTS Employs Industry-Tested Evaluation, Integration and Optimization Strategies to Mitigate Risk, Ensure Efficient Utilization of Capital and Augment Organic Growth

RRTS Acquisition Target Criteria

Strong cultural fit with and expansion of management team

Complementary expansion of service offerings and geographic reach Immediately accretive to earnings and shareholder value Expands access to dedicated capacity base and service capabilities Actionable opportunities for synergies, including:

Accelerated growth and cost-efficient expansion through access to RRTS network and infrastructure Cross-selling opportunities across the platform Enhanced operational efficiencies through integration and optimization across the broader network Improvements in both market position and value provided to customers

RRTS has successfully acquired and integrated 34 companies since 2005 and 26 since IPO in 2010 Corporate structure designed to accommodate multiple acquisitions simultaneously Strong reputation within the marketplace yields substantial proprietary opportunities

RRTS Continues to Maintain a Robust Pipeline of Proprietary Targets That Want to Join the Broader Platform

RRTS’ Capabilities Facilitate Accelerated Growth of Acquired Businesses

($ in millions) Revenue at Time of Acquisition 2014 Revenue

($ in millions) Revenue at Time of Acquisition 2014 Revenue

$175 $150 $125 $100 $75 $50 $25 $0

$150

13%

$90

126% 36% 50%

$52 $53 $101

20% 88%

$80 $36

$18 $15 $39

$23 $24 $15 $8

Bruenger Prime D&E CTW A&A Express DCT Intermodal(1)

Initiatives related to capacity expansion and sales and marketing have resulted in substantial growth in acquired companies

In 2014 the OEM/Expedited Group grew 39.3% year-over-year (not shown at left)

Operating expertise allows for efficient expansion through network optimization

(1)	Includes Morgan Southern, James Brooks, Central Cal, and Wando.

RRTS’ Unique Business Model Drives Significant Growth and Margin Expansion in Periods of Constrained Industry Capacity

Factors Constraining Industry Capacity

RRTS’ Advantageous Position

Best-in-class track record of recruiting and retention – rated #1 by Transport Topics (1)

— More than tripled dedicated driver capacity to ~4,400 over last few years (2)

Recent acquisitions expand and enhance capacity Expanded driver recruitment team to accommodate continued growth

Anticipated

Shipper Focus on Escalating Average Economic Uptick Safety and Liability Driver Age Exposure

Increasing Costs for Increasing Owner Operators Regulation Tightening and Trucking Capacity Companies

RRTS’ Dedicated Drivers (2)

(number of dedicated drivers)

4,500 ~4,400 4,200 3,900 3,600 3,300 3,000 2,700 2,400 2,100 ~1,100 1,800 1,500 2010 2015

(1)	Source: www.ttnews.com, week of July 22, 2013.
(2)	2010 and 2015 figures are as of 1/1/2010 and 8/3/2015, respectively.

Positioned to Continue Achieving Earnings Growth in 2015 and Beyond

Revenue

($ in millions)

$2,500.0

$2,103.7 $2,000.0 $1,872.8

$1,500.0 $1,361.4

$1,073.4 $1,000.0 $843.6 $632.0

$500.0

$0.0

2010 2011 2012 2013 2014 2014 PF (2)

EBITDA and Margin

($ in millions) $160.0 $144.8 $140.0

6.9% $120.8 $120.0 6.4% $101.7 $100.0

7.5%

$78.5

$80.0

7.3%

$60.0 $51.1

$40.0 $34.4 6.1% 54% .

$20.0

$0.0

(1)	(2)

2010 2011 2012 2013 2014 2014 PF

(1)	Excludes expenses related to the IPO in 2010.
(2)	Pro forma for impact of acquisitions excluding ownership and transaction expenses.

RRTS Remains a Compelling Value Compared to Peers

– Strong business model fundamentals are driving industry-leading growth

EBITDA Growth (1) to 2015 P/E (2) Correlation

25%

20%

CAGR 15% EBITDA 10% 5%

0%

14.0x 19.0x 24.0x 29.0x 34.0x

2015 P/E

PEG Ratio (3) Comparison

0.79

1.82

109 .

1.56

1.99

1.57

1.28

0.00 0.50 1.00 1.50 2.00 2.50

(1)	EBITDA CAGR from CY2012 to CY2014. (2) Forecast 2015 P/E ratio per NASDAQ.com.
(3)	Forecast 12 Month Forward PEG ratio per NASDAQ.com.

Multiple Avenues of Growth Drive Strong Performance

RRTS is Performing Well and Positioned for Substantial Growth

Revenue

($ in millions)

$517.9

$460.2

Q2-14 Q2-15

12.5% Growth

Adjusted EBITDA (1)

($ in millions)

$40.0 $32.7

Q2-14 Q2-15

22.3% Growth

Adj. Earnings Per Share (1)

($ per share)

$0.44

$0.38

Q2-14 Q2-15

15.8% Growth

(1) Adjusted to remove the impact of $1.2 million of severance expenses related to the separation with a former company executive officer in Q2 2015.

RRTS is Well Capitalized with Sufficient Capacity to Fund Near and Medium-Term Growth Initiatives

Capitalization

($ in millions)

June 30, 2015 Net Debt (Credit Facility Less Cash) $423.5 Total Stockholders’ Investment 594.8 Total Capitalization $1,018.3

Net Debt / Capitalization 41.6%

Balance Sheet heet Strength and Free Cash Flow Characteristics Provide Flexibility lexibility to Pursue Organic Growth Initiatives and Strategic Acquisitions

Business model results in substantial free cash generation and high FCF yield

Increased credit facility in July 2014 and now have a $350 million revolver to provide additional capital for acquisitions and working capital needs

Deep Team with Relevant Industry Experience, Strong Internal Support and Talent

Years Experience

Name Position Company Industry

Mark DiBlasi President and Chief Executive Officer 10 36

Peter Armbruster Chief Financial Officer 25 25

Pat McKay President Truckload Services 4 29

Bill Goodgion President, Transportation Management Solutions 1 25

Grant Crawford President, Less -than-Truckload 1 23

Mark Peterson Executive Vice President Sales 2 30

Tyler Tatum Vice President, Truckload Services 3 24

Ben Kirkland President, Morgan Southern 19 38

Cliff Cordes Vice President Pricing and Yield Management 2 34

Michael Humm Vice President Safety and Compliance 2 28

Bob Milane Vice President Risk Management 2 31

Entrepreneurial culture and team with well-established track record

Proven ability to identify and assimilate strategic acquisitions, efficiently manage significant growth, and effectively control costs throughout economic cycles

RRTS’ Leadership Team is Well Equipped to Manage Substantial Growth Throughout Each Segment

RRTS is a Rapidly Expanding, Comprehensive Transportation Solutions Provider with a Clear Strategy for Continued, Sustainable Growth

LTL Strategy TL Logistics Strategy TMS Strategy

Further extend market share

Leverage low-cost /high -service position

Expand into new markets

Non-asset model allows for efficient expansion

Continued focus on strategic selling and operating initiatives

Enhancing growth and maintaining strong incremental margins

Expand geographic reach

Fragmented TL markets

Enhance value proposition for customers

RRTS has complete TMS, TL and LTL capabilities

Add complementary services

Enhance offering and value provided to customers

Penetrate existing customers across the platform seeking to efficiently outsource their international and domestic transportation needs

Evaluate strategic acquisitions within fragmented market to expand geographic reach

Continue to expand technological capabilities to maximize value to and retention of our customers

RRTS’ Objective is to Become a Multi-billion Dollar Transportation Solutions Provider With:

Full scope of services with a dedicated capacity network Fully integrated, cost-efficient solutions for our customers Market-leading growth and financial performance

Reconciliation of Net Income to EBITDA

($ in thousands) Three Months Ended Twelve Months Ended June 30, December 31,

2015 2014 2014 2013 2012 2011 2010 Net income $ 16,471 $ 14,768 $ 51,974 $ 48,996 $ 37,530 $ 25,871 $ 21,007 Plus: Provision for income taxes 10,398 9,326 30,349 28,484 23,390 15,929 2,108 Plus: Interest expense 4,373 2,859 13,363 7,883 8,030 4,335 8,154 Plus: Depreciation and amortization 7,535 5,726 25,078 16,311 9,499 4,978 3,114 EBITDA $ 38,777 $ 32,679 $ 120,764 $ 101,674 $ 78,449 $ 51,113 $ 34,383

The following expenses have not been added to net income in the calculation of EBITDA above:

Restructuring and IPO related expenses — — — — — — 1,500 Loss on early extinguishment of debt — — — — — — 15,916

Reconciliation of Net Income to EBITDA

($ in thousands) Three Months Ended

June 30,

2015 2014

Net income $ 16,471 $ 14,768

Plus: Provision for income taxes 10,398 9,326

Plus: Interest expense 4,373 2,859

Operating income

TL 20,538 16,061

LTL 8,367 7,931

TMS 7,680 6,089

Corporate (5,343) (3,128)

Total 31,242 26,953

Plus: Depreciation and amortization

TL 5,465 3,602

LTL 737 962

TMS 996 749

Corporate 337 413

Total 7,535 5,726

EBITDA

TL 26,003 19,663

LTL 9,104 8,893

TMS 8,676 6,838

Corporate (5,006) (2,715)

Total EBITDA $ 38,777 $ 32,679

Reconciliation of Revenues to Pro Forma Revenues

($ in thousands) Twelve Months Ended December 31, 2014 2013 Acquired companies revenues for the period prior to acquisition $ 230,877 $ 524,889 Consolidated revenues 1,872,816 1,361,410 Pro forma revenues $ 2,103,693 $ 1,886,299

Reconciliation of Pro Forma Net Income to Pro Forma Adjusted EBITDA

($ in thousands) Twelve Months Ended December 31, 2014 Acquired companies net income for the period prior to acquisition $ 7,804 Plus: Provision for income taxes 4,927 Plus: Interest expense 3,363 Plus: Depreciation and amortization 5,607 Acquired companies EBITDA for the period prior to acquisition 21,701 Consolidated EBITDA 120,764 Pro forma EBITDA 142,465 Plus: Acquisition transaction expenses 2,305 Pro forma adjusted EBITDA $ 144,770

Reconciliation (continued)

Reconciliation of EBITDA to Adjusted EBITDA

($ in millions)

Three Months Ended

Executive Officer

Separation Adjusted

June 30, 2015 Severance Expenses June 30, 2015

Net income $ 16.5 $ 1.2 $ 17.7

Plus: Provision for income taxes 10.4 - 10.4

Plus: Interest expense 4.4 - 4.4

Plus: Depreciation and amortization 7.5 - 7.5

EBIT DA $ 38.8 $ 1.2 $ 40.0

Three Months Ended

Executive Officer

Separation Adjusted

June 30, 2014 Severance Expenses June 30, 2014

Net income $ 14.8 $ - $ 14.8

Plus: Provision for income taxes 9.3 - 9.3

Plus: Interest expense 2.9 - 2.9

Plus: Depreciation and amortization 5.7 - 5.7

EBIT DA $ 32.7 $ - $ 32.7

Reconciliation (continued)

Reconciliation of Earnings Per Share to Adjusted Earnings Per Share

($ in millions, except per share amounts) Three Months Ended

Executive Officer

Separation Adjusted

June 30, 2015 Severance Expenses June 30, 2015

Operating income $ 31.2 $ 1.2 $ 32.4

Provision for income taxes 10.4 0.5 10.9

Net Income 16.5 0.7 17.2

Earnings per share available to common stockholders, diluted $ 0.42 $ 0.02 $ 0.44

Three Months Ended

Executive Officer

Separation Adjusted

June 30, 2014 Severance Expenses June 30, 2014

Operating income $ 27.0 $ - $ 27.0

Provision for income taxes 9.3 - 9.3

Net Income 14.8 - 14.8

Earnings per share available to common stockholders, diluted $ 0.38 $ - $ 0.38